                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               ISONICS CORPORATION
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    464895101
                         -------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)
      /X/  Rule 13d-1(c)
      / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

FAIRWAY INVESTORS
- ------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                   (a) /X/
                                   (b) / /
- ------------------------------------------------------------------------------
3.       SEC USE ONLY

- ------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

ILLINOIS
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

                                        0
     NUMBER OF           ------------------------------------------------------
         SHARES                         6.       SHARED VOTING POWER
   BENEFICIALLY
      OWNED BY                          400,000
          EACH           ------------------------------------------------------
     REPORTING                          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                         0
                         ------------------------------------------------------
                                       8.       SHARED DISPOSITIVE POWER

                                       400,000
                         ------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

400,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           / /
- ------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

6.0 %
- ------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

LOUIS MARKS
- ------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                   (a) /X/
                                   (b) / /
- ------------------------------------------------------------------------------
3.       SEC USE ONLY

- ------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

                                        0
     NUMBER OF           ------------------------------------------------------
         SHARES                         6.       SHARED VOTING POWER
   BENEFICIALLY
      OWNED BY                          400,000
          EACH           ------------------------------------------------------
     REPORTING                          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                         0
                         ------------------------------------------------------
                                       8.       SHARED DISPOSITIVE POWER

                                       400,000
                         ------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

400,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
- ------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

6.0 %
- ------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------

                                       3
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--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

JERROLD MARKS
- ------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                   (a) /X/
                                   (b) / /
- ------------------------------------------------------------------------------
3.       SEC USE ONLY

- ------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

                                        0
     NUMBER OF           ------------------------------------------------------
         SHARES                         6.       SHARED VOTING POWER
   BENEFICIALLY
      OWNED BY                          400,000
          EACH           ------------------------------------------------------
     REPORTING                          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                         0
                         ------------------------------------------------------
                                       8.       SHARED DISPOSITIVE POWER

                                       400,000
                         ------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

400,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    / /
- ------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

6.0 %
- ------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------
                                       4
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--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

ROSENFIELD FAMILY LIMITED PARTNERSHIP
- ------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                   (a) /X/
                                   (b) / /
- ------------------------------------------------------------------------------
3.       SEC USE ONLY

- ------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

                                        0
     NUMBER OF           ------------------------------------------------------
         SHARES                         6.       SHARED VOTING POWER
   BENEFICIALLY
      OWNED BY                          400,000
          EACH           ------------------------------------------------------
     REPORTING                          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                         0
                         ------------------------------------------------------
                                        8.       SHARED DISPOSITIVE POWER

                                        400,000
                         ------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

400,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    / /
- ------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

6.0 %
- ------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF
ABOVE PERSON

RICHARD ROSENFIELD
- ------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                   (a) /X/
                                   (b) / /
- ------------------------------------------------------------------------------
3.       SEC USE ONLY

- ------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
--------------------------------------------------------------------------------
                                        5.       SOLE VOTING POWER

                                        0
     NUMBER OF           ------------------------------------------------------
         SHARES                         6.       SHARED VOTING POWER
   BENEFICIALLY
      OWNED BY                          400,000
          EACH           ------------------------------------------------------
     REPORTING                          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                         0
                         ------------------------------------------------------
                                       8.       SHARED DISPOSITIVE POWER

                                       400,000
                         ------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

400,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    / /
- ------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

6.0 %
- ------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------

         SCHEDULE 13G

Item 1(a)     Name of Issuer:

              Isonics Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:

              5906 McIntyre Street, Golden, Colorado 80403

Item 2(a)     Name of Persons Filing:

              Fairway Investors
              Jerrold Marks
              Louis Marks
              Rosenfield Family Limited Partnership
              Richard Rosenfield

Item 2(b)     Address of Principal Business Office (all Reporting Persons):

              8707 Skokie Boulevard
              Skokie, Illinois 60077

Item 2(c)     Citizenship:

              Fairway Investors - Illinois
              Jerrold Marks - United States
              Louis Marks - United States
              Rosenfield Family Limited Partnership - Illinois
              Richard Rosenfield - United States

Item 2(d)     Title of Class of Securities:

              Common Stock into which shares of Series A Convertible Preferred Stock are convertible, and which warrants are exercisable to purchase (the "Shares").

Item 2(e)     CUSIP Number:

              464895101

Item 3.       Type of Reporting Person:

              N/A

Item 4. Ownership of each of the Reporting Persons, as of July 29, 1999:

              a.  Amount Beneficially Owned:

              400,000 shares

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              b.  Percent of class

              6.0%

              c. Number of shares as to which such person has:

                  i.  Sole power to vote or to direct the vote

                  0

                  ii.  Shared power to vote or to direct the vote

                  400,000

                  iii. Sole power to dispose or to direct the disposition of 0

                  iv. Shared power to dispose or to direct the disposition of 400,000


Item 5.       Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            [  ]


Item 6.  Ownership of More than Five Percent on behalf of Another Person.

              N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reporting on by the Parent Holding Company:

              N/A


Item 8.  Identification and Classification of Members of the Group.

              Exhibit II attached hereto identifies each member of the group.


Item 9.       Notice of Dissolution of Group:

              N/A

                                       8
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Item 10.      Certification:

              By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                  Signatures

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 Date: August 11, 1999


                  FAIRWAY INVESTORS*

                  By: /s/ Jerrold Marks
                  -------------------------------------------------
                  Jerrold Marks, Partner

                  /s/ Jerrold Marks
                  -------------------------------------------------
                  Jerrold Marks*

                  /s/ Louis Marks
                  -------------------------------------------------
                  Louis Marks*


                  ROSENFIELD FAMILY LIMITED PARTNERSHIP*

                  By: /s/ Richard Rosenfield
                        --------------------------------------------
                        Richard Rosenfield, General Partner

                  /s/ Richard Rosenfield
                  -------------------------------------------------
                  Richard Rosenfield *

              *Pursuant to the Joint Filing Agreement attached hereto as Exhibit I, among Fairway Investors, Jerrold Marks, Louis Marks, Rosenfield Family Limited Partnership, and Richard Rosenfield, this statement on Schedule 13G is filed on behalf of each of the Reporting Persons.


                                       9